UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2024

Carriage Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3040 Post Oak Boulevard, Suite 300

Houston, Texas 77056

(Address of Principal Executive Offices) (Zip Code)

(713) 332-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	CSV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The description of Melvin C. Payne’s Transition Agreement provided in Item 5.02 is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

The information regarding the termination of the Employment Agreement of Melvin C. Payne set forth in Item 5.02 below is incorporated by reference into this Item 1.02.

Item 2.02 Results of Operations and Financial Condition.

In a press release dated February 21, 2024 (the “February 21st Press Release”), Carriage Services, Inc. (the “Company”) announced and commented on its financial results for its year ended December 31, 2023. A copy of the February 21st Press Release issued by the Company is attached hereto as Exhibit 99.1 and incorporated by this reference.

The February 21st Press Release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. Pursuant to the requirements of Regulation G, the Company has provided quantitative reconciliations within the February 21st Press Release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As also described in the February 21st Press Release, on February 22, 2024 (the “Transition Date”), Melvin C. Payne, the Company’s founder and former Chief Executive Officer, will cease to serve as Executive Chairman of the Board of the Company. Beginning on the Transition Date, Mr. Payne will begin serving as a special advisor to the Board of Directors of the Company (the “Board”) and senior management in a consulting role. In addition, Mr. Payne will remain on the Board until the Company’s 2024 annual meeting of stockholders, when the term for the Class I directors is scheduled to expire.

In connection with Mr. Payne’s termination of employment, the employment-related provisions of his Employment Agreement, dated as of November 5, 2019, with the Company (as amended prior to the date hereof, the “Employment Agreement”) will terminate on the Transition Date. On February 21, 2024, Mr. Payne and the Company entered into a Transition Agreement (the “Transition Agreement”), setting forth the terms of his severance benefits and his consulting arrangement. Under the Transition Agreement, Mr. Payne is entitled to receive the following benefits, subject to the timely execution and non-revocation by Mr. Payne and his spouse of waiver and release agreements in connection with the Transition Date and the end of the 12-month consulting term set forth in the Transition Agreement (the “Releases”):

●	A prorated payment of his 2024 $1.25 million annual target bonus (approximately $181,500), payable in a lump sum on the first payroll date after any applicable revocation periods have expired (“Initial Payment Date”);

●	Payment of his 2023 $1,250,000 annual bonus (which had been previously awarded at target), payable in a lump sum at such time 2023 annual bonus payments are paid to similarly situated employees of the Company, currently scheduled for February 23, 2024;

●	Salary continuation severance payments totaling $2 million, payable on regular payroll dates over 24 months;

●	Cash settlement of Mr. Payne’s 140,476 share Good to Great performance award on an 83.33% prorated basis (117,063.33 shares of the Company’s common stock), payable in cash based on the closing price of the Company’s common stock on the Transition Date (the “Good to Great Settlement Amount”), as follows:

●	$1 million on the Initial Payment Date;

●	1/24th of the remaining Good to Great Settlement Amount at the end of each month from March 2024 until February 2025; and

●	The balance of the remaining Good to Great Settlement Amount will be paid on March 14, 2025;

●	Reimbursement or equivalent cash payments for the monthly cost of maintaining health benefits for Mr. Payne and his spouse as of the date of his termination for a period of up to 36 months; and

●	Reimbursement of Mr. Payne’s reasonable legal expenses in connection with the negotiation and implementation of the Transition Agreement and actions contemplated by that agreement, up to a maximum of $35,000.

All of the payments and benefits provided under the Transition Agreement are subject to Mr. Payne’s continued compliance with certain confidentiality, non-competition, non-solicitation and non-disparagement provisions of the Employment Agreement, as well as to compliance by Mr. Payne and his spouse with their respective Releases.

Under the Transition Agreement, Mr. Payne has also agreed to serve as a special advisor to the Board and senior management for a transition period of 12 months, commencing on the Transition Date. In consideration for those services, the Company has agreed to pay Mr. Payne a consulting fee equal to $83,333 per month. The Transition Agreement may be terminated by the Company upon the material breach of the Transition Agreement, the Employment Agreement or either of the Releases. Upon Mr. Payne’s death, any consulting fee payments would be paid to his estate.

This summary is qualified in its entirety by reference to:

●	the Employment Agreement dated as of November 5, 2019, which was filed as Exhibit 10.6 to that Current Report on Form 8-K filed by the Company on November 8, 2019 and incorporated by reference herein;

●	the First Amendment to Employment Agreement dated as of February 17, 2021, which was filed as Exhibit 10.1 to that Current Report on Form 8-K filed on February 17, 2021 and incorporated by reference herein;

●	the Second Amendment to Employment Agreement dated as of June 21, 2023, which was filed as Exhibit 10.1 to the Quarter Report on 10-Q filed by the Company on August 7, 2023 and incorporated by reference herein; and

●	the Transition Agreement, which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

Completion of the Company’s Strategic Review

The February 21st Press Release also announced that the Board has completed the exploration of strategic alternatives that the Company publicly announced on June 29, 2023.

Initiation of the Strategic Review. On June 15, 2023, following an unsolicited bid submitted confidentially by Park Lawn Corporation (“Park Lawn”), the Board initiated a strategic process to explore, review and evaluate a range of transactions and strategic alternatives, including a sale, merger or other potential strategic or financial transactions, with the goal to maximize stockholder value (the “Strategic Review”). In connection with the Strategic Review, the Board selected Lazard Frères & Co. LLC (“Lazard”) as financial advisor for the Company and engaged Sidley Austin LLP (“Sidley”) to act as special M&A counsel on behalf of the Company.

On June 29, 2023, the Company publicly announced that it had initiated the Strategic Review. On the same day, shortly after the Company’s announcement, Park Lawn publicly announced that it had submitted an unsolicited confidential proposal to acquire the Company.

Outreach to Potential Counterparties. At the direction of the Board, in mid-June 2023, Lazard began contacting potential counterparties, ultimately contacting approximately 70 potential counterparties (including Park Lawn), approximately 30 of which parties executed a confidentiality agreement and reviewed a confidential information memorandum. Participants in the Strategic Review process were invited to submit a proposal for the acquisition of 100% of the Company’s common stock.

Initial Indications of Interest and the Second Round. In late August 2023, the Company received three non-binding indications of interest to purchase all of the equity of the Company, consisting of two strategic potential counterparties (including Park Lawn) and one financial sponsor. In addition to the acquisition proposals, the Company also received two financing proposals and one proposal to acquire certain assets of the Company.

The Board invited each of the three parties that submitted acquisition proposals into the second round of the Strategic Review process, and each of those parties was (i) granted access to a virtual data room to conduct diligence, (ii) given access to management via management meetings, and (iii) provided with a draft merger agreement that had been prepared by Sidley. On October 2, 2023, Park Lawn publicly announced that it was withdrawing from the strategic review process.

Second Round Bids. A total of four second-round bids were received from three second-round potential counterparties (including two alternative proposals from one of the three parties). However, each of the three parties reduced its second-round acquisition proposal below its first round indication of interest. The Company and its financial and legal advisors conducted merger agreement discussions and analyzed the regulatory and financing risks for each of the potential counterparties for a number of weeks.

Cessation of the Strategic Review Process. On February 21, 2024, the Board voted to bring the Strategic Review process to a close. The Board unanimously determined that continuing to execute on the Company’s strategic plan as an independent public company is in the best interests of the Company and its stockholders at this time. In this regard, the Board’s determination took into account positive trends described above in the Company’s financial and operating results toward the end of 2023, as reflected in the full-year 2023 financial results announced in the February 21st Press Release.

While the Company received executable proposals for transactions involving the Company in the course of the Strategic Review process, following a thorough review and evaluation of the proposals and alternatives available to the Company, the Board was not able to conclude that any of those proposals would be in the best interests of the Company and its stockholders. The Board endorsed the Company’s continued execution of its standalone business plan as an independent, publicly held company under the leadership of Carlos Quezada as CEO, Steve Metzger as President and Kian Granmayeh as CFO, as well as leadership from the Board, which added three talented new directors during the summer of 2023.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including the February 21st Press Release filed herewith as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release, dated February 21, 2024, issued by Carriage Services, Inc.

Exhibit 99.2	Transition Agreement, dated February 21, 2024 by and between Melvin C. Payne and Carriage Services, Inc.

Exhibit 104.	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 21, 2024	CARRIAGE SERVICES, INC.

	By:	/s/ Steve D. Metzger
Steve D. Metzger
President and Secretary

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